Exhibit 99.1

For Release: December 18, 2006	For Further Information:
Steven R. Lewis, President & CEO
(330) 373-1221

FIRST PLACE FINANCIAL CORP TO ACQUIRE 7 REPUBLIC BANCORP BRANCHES IN FLINT, MICHIGAN

Warren, Ohio, December 18, 2006 – First Place Bank (“First Place”), a wholly-owned subsidiary of First Place Financial Corp (Nasdaq: FPFC), announced today that it signed a definitive agreement with Republic Bank and Citizens Banking Corporation to acquire seven Republic Bank branches in the greater Flint, Michigan area. The transaction will include the assumption of approximately $210 million in deposits in exchange for certain fixed assets of the offices, approximately $30 million in consumer loans originated by the branches and cash. First Place also will pay a 5% premium or approximately $10.5 million.

The transaction arises from the previously announced acquisition by Citizens Banking Corporation (“Citizens”) of Republic Bancorp, Inc., parent of Republic Bank (“Republic”), and the divestiture required by the Board of Governors of the Federal Reserve System. The completion of the sale to First Place is contingent on the completion of the proposed acquisition of Republic by Citizens. For First Place the transaction is a natural extension of its footprint in the Michigan market. In May, 2004, First Place acquired Franklin Bancorp in Southfield, Michigan and its five branches and continues to operate in Michigan under the Franklin Bank name. Since the 2004 acquisition, the Franklin Bank has opened 2 new full-service offices and 3 loan production offices in Michigan. The new offices acquired in this transaction will be operated within the Franklin Bank division of First Place Bank. The transaction is expected to close in the second quarter of 2007, subject to bank regulatory approval, the completion of the Republic acquisition and satisfaction of closing conditions.

Craig Johnson, President of Franklin Bank Division , commented, “We have provided financing solutions to both businesses and households in the Flint marketplace over the last few years. This extension of services is a natural compliment to that activity. Further, it is important to note that we expect to retain the existing staff positions. The customers in these branches can expect to receive the same high level of service from the individuals that they have grown to respect and trust.”

Steve Lewis, First Place Financial Corp’s President and Chief Executive Officer noted that, “It has been a goal of First Place to grow or acquire a strong base of core deposit funds to meet its growing demand in the commercial sector. This acquisition positions us to achieve just that, as about 40% of the deposits are in attractively priced checking, savings and money market accounts. This is a positive for the customers of both companies”, Lewis noted. “The customers of these branches will continue receiving treatment from a premier Midwest community bank that is dedicated to customer service and that has a broad range of retail and commercial products. We look forward to welcoming these new customers to our bank.” Lewis continued, “For our shareholders, the transaction, exclusive of several one-time acquisition and integration charges in fiscal 2007, is expected to be immediately accretive.”

Five branches are in Flint and one each in Davison and Flushing, Michigan and are located at:

- 3213 North Genesee Road	Flint
- 6120 Fenton Road	Flint
- 4409 Miller Road	Flint
- 3410 South Dort Highway	Flint
- 2629 West Pierson Road	Flint
- 220 East Main Street	Flushing
- 727 South State Road	Davison

About First Place Financial Corp.

First Place Financial Corp., a $3.0 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. operates 35 retail locations, 2 business financial service centers and 14 loan production offices through First Place Bank, and the Northern Savings and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including securing all necessary governmental and other approvals, the satisfaction of all conditions to the transaction, changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These and other factors could adversely affect the outcome and financial effects of the plans and events described herein. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.